SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 18)*

Herc Holdings Inc.

(Name of Issuer)

Common Stock, Par Value $0.01

(Title of Class of Securities)

42805T105

(CUSIP Number)

Jesse A. Lynn, Esq.

Chief Operating Officer

Icahn Capital LP

16690 Collins Ave., PH-1,

Sunny Isles Beach, FL 33160

(305) 422-4131

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications)

March 13, 2023

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 42805T105

1.	NAME OF REPORTING PERSON

Icahn Partners Master Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3       SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

568,437

8	SHARED VOTING POWER

0

9	SOLE DISPOSITIVE POWER

568,437

10	SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

568,437

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.95%

14	TYPE OF REPORTING PERSON

PN

SCHEDULE 13D

CUSIP No. 42805T105

1.	NAME OF REPORTING PERSON

Icahn Offshore LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

568,437

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

568,437

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

568,437

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.95%

14	TYPE OF REPORTING PERSON

PN

SCHEDULE 13D

CUSIP No. 42805T105

1.	NAME OF REPORTING PERSON

Icahn Partners LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

802,806

8	SHARED VOTING POWER

0

9	SOLE DISPOSITIVE POWER

802,806

10	SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

802,806

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.76%

14	TYPE OF REPORTING PERSON

PN

SCHEDULE 13D

CUSIP No. 42805T105

1.	NAME OF REPORTING PERSON

Icahn Onshore LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

802,806

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

802,806

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

802,806

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.76%

14	TYPE OF REPORTING PERSON

PN

SCHEDULE 13D

CUSIP No. 42805T105

1.	NAME OF REPORTING PERSON

Icahn Capital LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

1,371,243

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

1,371,243

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,371,243

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.71%

14	TYPE OF REPORTING PERSON

PN

SCHEDULE 13D

CUSIP No. 42805T105

1.	NAME OF REPORTING PERSON

IPH GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

1,371,243

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

1,371,243

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,371,243

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.71%

14	TYPE OF REPORTING PERSON

OO

SCHEDULE 13D

CUSIP No. 42805T105

1.	NAME OF REPORTING PERSON

Icahn Enterprises Holdings L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

1,371,243

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

1,371,243

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,371,243

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.71%

14	TYPE OF REPORTING PERSON

PN

SCHEDULE 13D

CUSIP No. 42805T105

1.	NAME OF REPORTING PERSON

Icahn Enterprises G.P. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

1,371,243

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

1,371,243

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,371,243

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.71%

14	TYPE OF REPORTING PERSON

CO

SCHEDULE 13D

CUSIP No. 42805T105

1.	NAME OF REPORTING PERSON

Beckton Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

1,371,243

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

1,371,243

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,371,243

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.71%

14	TYPE OF REPORTING PERSON

CO

SCHEDULE 13D

CUSIP No. 42805T105

1	NAME OF REPORTING PERSON

Carl C. Icahn

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

1,371,243

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

1,371,243

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,371,243

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.71%

14	TYPE OF REPORTING PERSON

IN

SCHEDULE 13D

Item 1.	Security and Issuer

This statement constitutes Amendment No. 18 to the Schedule 13D relating to the shares of common stock, par value $0.01 (“Shares”), issued by Herc Holdings Inc. (formerly known as Hertz Global Holdings, Inc.) (the “Issuer”), and hereby amends the Schedule 13D originally filed with the Securities and Exchange Commission (the “SEC”) on August 20, 2014, as previously amended, to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

Item 5.	Interest in Securities of the Issuer

Item 5(a) and the first paragraph of Item 5(b) of the Schedule 13D are hereby amended by replacing them in their entirety with the following:

(a)       The Reporting Persons may be deemed to beneficially own, in the aggregate 1,371,243 Shares, representing approximately 4.71% of the Issuer's outstanding Shares (based upon the 29,123,141 Shares outstanding as of February 10, 2023, as reported by the Issuer in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022).

(b)        Icahn Master has sole voting power and sole dispositive power with regard to 568,437 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 802,806 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

Item 5(c) of the Schedule 13D is hereby amended by the addition of the following:

(c)        The following table sets forth all transactions by any of the Reporting Persons since the last amendment to this Schedule 13D was filed on March 7, 2023. All such transactions were sales of Shares effected in the open market, pursuant to a Rule 10b5-1 trading plan previously adopted by the Reporting Persons, and the table includes commissions paid in per share prices.

Name of Reporting Person	Date of Transaction	Amount of Securities	Price Per Share
Icahn Partners LP	3/8/2023	(42,638)	$144.78
Icahn Partners LP	3/9/2023	(32,815)	$137.53
Icahn Partners LP	3/10/2023	(38,692)	$128.58
Icahn Partners LP	3/13/2023	(62,102)	$116.67
Icahn Partners Master Fund LP	3/8/2023	(30,408)	$144.78
Icahn Partners Master Fund LP	3/9/2023	(23,402)	$137.53
Icahn Partners Master Fund LP	3/10/2023	(27,594)	$128.58
Icahn Partners Master Fund LP	3/13/2023	(40,885)	$116.67

Item 5(e) of the Schedule 13D is hereby amended by replacing it in its entirety with the following:

(e)        As of March 13, 2023, the Reporting Persons ceased to beneficially own more than five percent (5%) of the issued and outstanding Shares.

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 13, 2023

ICAHN PARTNERS LP

ICAHN ONSHORE LP

ICAHN PARTNERS MASTER FUND LP

ICAHN OFFSHORE LP

ICAHN CAPITAL LP

IPH GP LLC

By:          /s/ Jesse Lynn

Name: Jesse Lynn

Title: Chief Operating Officer

BECKTON CORP.

By:          /s/ Ted Papapostolou

Name: Ted Papapostolou

Title: Vice President

ICAHN ENTERPRISES HOLDINGS L.P.

By: Icahn Enterprises G.P. Inc., its general partner

ICAHN ENTERPRISES G.P. INC.

By:          /s/ Ted Papapostolou

Name: Ted Papapostolou

Title: Chief Financial Officer

/s/ Carl C. Icahn

CARL C. ICAHN

[Signature Page of Amendment No. 18 to Schedule 13D - Herc Holdings Inc.]